Exhibit 99.1

Media contact:
Gina Penzig, sr. communications media representative
Phone: 785.575.8089
FAX: 785.575.8119 gina.penzig@WestarEnergy.com
Investor contact:
Bruce Burns, director, investor relations
Phone: 785.575.8227 bruce.burns@WestarEnergy.com

WESTAR LAUNCHES KANSAS’ LARGEST WIND ENERGY PROGRAM

TOPEKA, Kan., Oct. 1, 2007 — Westar Energy, Inc. (NYSE:WR) today announced that it has reached tentative agreements with developers who will build three wind farms in Kansas totaling approximately 300 megawatts (MW). All are expected to be producing energy by the end of next year. The agreements represent more than a half-billion dollar commitment to wind power in the state and will make Westar’s wind energy program the largest in Kansas. In addition, Westar has indicated it will seek an additional 200 MW to be available by year end 2010. Westar also filed with the Kansas Corporation Commission (KCC) a request for predetermination of the ratemaking principles associated with these investments. The agreements with the developers are contingent upon receiving satisfactory regulatory pre-approval. The company has asked the KCC to issue its order by Dec. 31, 2007. If approved, the approximately 300 MW of wind generation is expected to begin operation in late 2008.

“In January, Governor Sebelius called on the utilities of Kansas to invest in clean, renewable energy as a way of making the state more energy independent,” Bill Moore, Westar Energy president and chief executive officer, said. “Westar Energy is committed to providing customers with reliable electric energy at a reasonable price and to do so while continuing to be good stewards of the environment. Our proposed wind energy plan recognizes these important commitments.”

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“This commitment from Westar will help us secure a clean energy future in Kansas,” Governor Kathleen Sebelius said. “Utilities, businesses and home owners can all learn from Westar’s vision – clean, renewable energy is the best direction in which to move forward.”

“Westar’s innovation and forward thinking is exciting,” said Lt. Governor Mark Parkinson, co-chair of the Kansas Energy Council. “This action demonstrates that the voluntary renewable portfolio standard the Governor negotiated with utility companies is working. Westar understands that ultimately the most affordable, most reliable and safest form of renewable energy production is wind; and they’ve taken a big step that hopefully others will follow.”

Rep. Carl Holmes, R-Liberal, who chairs the House Energy and Utilities Committee, applauded the announcement. “Westar’s addition of three large wind farms and their intent to seek an additional 200 MW will help make Kansas a leader as the largest per capita producer of wind energy in the United States,” he said.

Westar’s filing with the KCC indicates that these wind resources, coupled with Westar’s existing generating portfolio, allow it to defer the need to build another coal plant. “At some point in the future we will again need to build a base load plant. But if we can defer that decision as long as possible, we believe that will benefit our customers and our state,” Moore said.

Westar Energy said in its filing that the addition of wind resources may lower long-term costs of energy, but that in the short run, an average residential customer would see an increase of about $2 to $2.50 per month. “Increases in that range will allow Westar to retain some of the most reasonable rates in our region while protecting against future fossil fuel cost increases.

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Based on the ability to defer a base load plant and given the potential effect of future fossil fuel price increases and climate change legislation, the wind proposals are a good option for Westar and our customers,” Moore added.

While all Westar customers will benefit from the wind energy, the output of the three wind farms is about the equivalent of the electricity consumed by 88,000 homes.

Under the agreements, Westar Energy would own about half of the wind generators at a cost of about $282 million and purchase energy under supply contracts for the other half.

The wind farms are at three sites in Kansas (fact sheets about each project are available at www.WestarEnergy.com):

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Central Plains Wind Farm will be a 99 MW project in Wichita County between Leoti and Scott City. The developer for the project is RES America Developments, Inc. Westar will own the generation at this location, which is expected to begin producing electricity in late 2008.

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Westar Energy will purchase under contract 96 MW from the Meridian Way Wind Farm in Cloud County. Horizon Wind Energy, a company owned by Energias de Portugal, developed, owns and will operate the 201 MW wind farm. The 96 MW that Westar Energy will purchase is scheduled to be available in late 2008.

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The Flat Ridge Wind Farm is a proposed 100 MW wind-powered electric generating project to be located in Barber County, Kansas. BP Alternative Energy North America Inc. is developing the project through its subsidiary, Flat Ridge Wind Energy, LLC. Construction of the project is expected to start in 2008. At completion, Westar will own 50 MW of power generation and will purchase the remaining 50 MW under a power purchase agreement.

Westar to launch Kansas’ largest wind energy program	Page 4 of 4

“Westar’s commitment to renewable wind generation will benefit our customers and our state,” said Doug Sterbenz, executive vice president and chief operating officer. “The addition of wind power further diversifies our generation resources, complementing our coal, nuclear and natural gas power plants. Second, appropriately sited wind farms – like the sites we’re announcing today – are environmentally friendly. And finally, the locations we have been able to secure have wind conditions among the best in the nation.”

In February, Westar Energy issued a request for proposals to develop 500 MW of renewable energy by 2010. Westar narrowed 23 competitive proposals from 17 developers based on factors such as cost, environmental considerations, developer experience and community acceptance.

“We are pleased to have completed this first phase at prices and terms that are good for our customers. And we’re not done. Our goal remains to have a total of 500 MW of renewable energy by 2010, and shortly we will begin identifying projects with the best fit to meet our second phase goal of an additional 200 MW by 2010,” Moore said.

Editor’s Note: A Kansas map showing the three sites and maps showing individual sites are available to download at www.WestarEnergy.com.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 673,000 customers in the state. Westar Energy has about 6,100 megawatts of electric generation capacity and operates and coordinates approximately 33,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Form 10-Q for the period ended June 30, 2007 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.